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                                                                       Exhibit 6
                                                                        to 14D-9
                                  VIASOFT, INC.

                        CHANGE IN CONTROL SEPARATION PLAN

                                  Introduction

         The Board of Directors ("Board") of Viasoft, Inc. (the "Company") recognizes that a change in control of the Company may be proposed or may occur at a future date, and that the possibility of a change in control may create uncertainty and distraction for certain key employees of the Company. These uncertainties and distractions may reduce the effectiveness or result in the loss of key employees at a critical juncture when they are most needed to guide and assist the Company in connection with an extraordinary situation.

         The Board believes the avoidance of such loss and distraction is essential to protect and promote the best interests of the Company and its stockholders. The Board further believes that when a change in control is perceived as imminent, or is occurring, the Company should be able to receive and rely on disinterested, effective service from its key employees without concern that such employees might be distracted or concerned by the personal uncertainties of an imminent change in control.

         Accordingly, the Board has determined that appropriate measures should be implemented to encourage the continued employment and effectiveness of certain key employees, notwithstanding the possibility, threat or occurrence of a change in control.

         Therefore, the Viasoft, Inc. Change In Control Separation Plan is hereby adopted by the Board.

                                   ARTICLE I
                              ESTABLISHMENT OF PLAN

         As of the Effective Date, the Company has established a compensation plan known as the Viasoft, Inc. Change In Control Separation Plan as set forth herein.

                                   ARTICLE II
                                   DEFINITIONS

         As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise:

         2.1 Base Salary. The rate of monthly base salary in effect on the Effective Date; provided, that in the case of a Change in Control that occurs after the first anniversary of the Effective Date, Base Salary shall mean the highest rate of monthly base salary in effect for a Participant from the Company or its Subsidiaries during the two most recent fiscal years of the Company completed prior to the occurrence of a Change in Control. Base Salary shall not include bonuses, overtime pay, and incentive compensation.
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         2.2 Board. The Board of Directors of the Company.

         2.3 Cause. "Cause" shall be determined by the Board in the exercise of good faith and reasonable judgment, after providing at least three (3) days notice specifying in reasonable detail any of the conduct set forth below (except for subsection (i) below) and a reasonable opportunity for the Participant to appear before a duly constituted committee of the Board to challenge such determination, and shall mean the occurrence of any one or more of the following:

                  (i) The Participant's conviction for commission of a crime involving dishonesty or moral turpitude, or for committing an act of fraud, embezzlement, theft, or other act constituting a felony;

                  (ii) The engaging by the Participant in misconduct materially injurious to the Company or its Subsidiaries; or

                  (iii) A failure or refusal, after written notice by the Company specifying said failure or refusal in reasonable detail, and affording Participant ten (10) business days opportunity to cure, to comply in any material respect with the reasonable written policies, procedures, standards or regulations of Company.

         2.4 Change in Control. "Change in Control" means and includes each of the following:

                  (i) Any transaction or series of transactions, whereby any person (as that term is used in Section 13 and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act) directly or indirectly, of securities of the Company representing 90% or more of the combined voting power of the Company's then outstanding securities; provided, that for purposes of this paragraph, the term "person" shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

                  (ii) Any merger, consolidation, or liquidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Stock would be converted into cash, securities, or other property, other than (i) a merger or consolidation with a wholly owned Subsidiary, (ii) a reincorporation of the Company in a different jurisdiction, or (iii) other transaction in which there is no substantial change in the shareholders of the Company;

                  (iii) Any merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 90% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization.

                  (iv) The sale, transfer, or other disposition of all or substantially all of the assets of the Company.


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                  (v) A change in the composition of the Board, as a result of which fewer than 50% of the then incumbent directors are directors who either
(i) had been directors of the Company on the Effective Date (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination (other than pursuant to the merger or similar definitive agreement of event effecting a Change of Control) and the directors whose election or nomination was previously so approved.

         A transaction shall not constitute a Change of Control if its sole purpose is to change the state of incorporation of the Company or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

         2.5 Code. The Internal Revenue Code of 1986, as amended from time to time.

         2.6 Committee. The Compensation Committee of the Board.

         2.7 Company. Viasoft, Inc., a Delaware Company, and any Successor.

         2.8 Date of Termination. The effective date of a Participant's termination of employment with the Company and its Subsidiaries.

         2.9 Effective Date. July 14, 1999 or such other date as the Board shall designate in its resolution approving the Plan.

         2.10 Executive Participant. A Participant whose Payment Period set forth in the attached Schedule A is 18 months.

         2.11 Good Reason. Without the Participant's express written consent, the occurrence of any one or more of the following:

                  (i) The Participant's responsibilities, duties, or management reporting are not generally commensurate with Participant's background and experience;

                  (ii) The Company requires the Participant to be based at a location in excess of fifty (50) miles from the location of the Participant's principal job location or office immediately prior to the Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Participant's business travel obligations immediately prior to the commencement of the Change in Control event;

                  (iii) A material reduction by the Company of the Participant's Base Salary from that in effect immediately prior to the commencement of the Change in Control event;

                  (iv) The failure of a Successor to assume or to perform the Company's obligations to the Participant under this Plan, as contemplated in
Article V herein;


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
                  (v) The failure to provide benefits substantially similar to similarly situated employees of Company or Successor.

         The Participant's right to terminate employment for Good Reason shall not be affected by the Participant's (A) incapacity due to physical or mental illness or (B) continued employment for less than thirty (30) days following the occurrence of (or, if later, the Participant's gaining knowledge of) any event constituting Good Reason herein. Should Participant remain employed for more than 30 days following the occurrence of (or, if later, the Participant's gaining knowledge of) any event constituting Good Reason herein, Participant shall be deemed to have waived any rights to terminate for Good Reason as a result of that occurrence or event. Notwithstanding anything stated herein, a change in Participant's title, job description, or responsibilities following commencement of a Change of Control event shall not, by and of itself, constitute Good Reason.

         2.12 Participants. A key employee who has been designated by the Board as a participant in the Plan and whose name is set forth in Schedule A to the Plan, unless such proposed Participant has elected to receive a separate severance benefit pursuant to any employment or similar agreement with Company. The Company shall be entitled to deem an election to receive benefits under this Plan as a waiver and termination of any right to receive severance benefits under any such employment or similar agreement. In order to be eligible to receive Severance Benefits under this Plan, a proposed Participant must make such election within 15 business days following the consummation of a Change of Control.

         2.13 Plan. Viasoft, Inc. Change in Control Separation Plan, as the same may be amended from time to time.

         2.14 Payment Period. The number of months set forth in Schedule A with respect to each Participant during which Separation Benefits may be provided under Article IV of the Plan.

         2.15 Separation Benefits. The benefits payable in accordance with
Section 4.2 of the Plan.

         2.16 Subsidiary. Any Company in which the Company, directly or indirectly, holds a majority of the voting power of such Company's outstanding shares of capital stock.

         2.17 Successor. Another Company or unincorporated entity or group of companies or unincorporated entities which consummates a transaction which would constitute a Change of Control.

         2.18 Transition Period. That period commencing on the date on which a Change of Control event is consummated and ending on the date nine (9) months thereafter; provided, that the Transition Period shall be 60 days in the case of any Executive Participant.


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                                  ARTICLE III
                                   ELIGIBILITY

         Schedule A to this Plan provides a list of the key employees of the Company who shall be Participants as of the Effective Date. The Board may from time to time designate other key employees as Participants and add their names and Payment Periods to a revised Schedule A to the Plan. A Participant shall cease to be a Participant in the Plan when such Participant ceases to be an employee of the Company or a Subsidiary, unless such Participant is then entitled to payment of a Separation Benefit as provided in the Plan. A Participant entitled to payment of a Separation Benefit shall remain a Participant in the Plan until the full amount of all Separation Benefits has been paid to such Participant.

                                   ARTICLE IV
                               SEPARATION BENEFITS

         4.1 Right to Separation Benefit.

                  (a) A Participant shall be entitled to receive from the Company Separation Benefits provided in Section 4.2 if a Change in Control is consummated and if, prior to expiration of the Transition Period the Participant's employment with the Company or its Subsidiaries shall terminate either (a) by action of the Company without Cause or (b) by reason of the Participant's resignation from such employment for Good Reason. Should a Participant elect to terminate employment for Good Reason, Participant shall provide Company prior to termination of employment with a reasonable description of the basis for such termination and shall thereafter provide Company a five
(5) day right to cure.

                  (b) On the date immediately following the expiration of the applicable Transition Period, a Participant's right to receive any Separation Benefits shall expire unless, 30 days prior to the expiration of such Transition Period, Participant provides the Company with notice of his or her intent to resign from employment with the Company upon expiration of the Transition Period. In the event a Participant so elects to resign, such Participant shall have the right to receive the Separation Benefits set forth in Section 4.2 below.

                  (c) Nothing herein shall prohibit Successor and Participant from agreeing (but neither shall have any such obligation) to mutually satisfactory terms of employment following a Change of Control; which terms may include the waiver by a Participant, in his or her sole discretion, to any right to receive Separation Benefits hereunder.

                  (d) Should an Executive Participant elect to resign from the Company as provided in Section 4.1(b) above, as a condition of receiving any Separation Benefits, such Executive Participant shall agree to make himself or herself available (at mutually agreed times) to the Successor for reasonable consultation and advice from time to time at no additional cost for a period not to exceed six (6) months following expiration of the applicable Transition Period; provided, that such consulting shall not prevent an Executive Participant from accepting full-time employment with a third party during such six (6) month period.


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         4.2 Separation Benefits. If a Participant's employment terminates in circumstances entitling the Participant to Separation Benefits as provided in
Section 4.1, the Participant shall be entitled to the following:

                  (a) The Company shall continue to pay an amount equal to the Participant's Base Salary, net of applicable withholding, payable on the Company's regular pay days, for the number of months following the Date of Termination set forth for such Participant in Schedule A (the "Payment Period").

                  (b) The Company shall reimburse Participant for post-termination COBRA costs, and life insurance benefit premiums, for the Payment Period. The Company shall pay the full cost of such continued benefits, except that the Participant shall bear any portion of such cost as was required to be borne by key employees of the Company generally at the Date of Termination. Notwithstanding the foregoing, these benefits may be discontinued prior to the end of the Payment Period to the extent, but only to the extent, that the Participant is eligible to receive similar benefits from a subsequent employer other than a Successor.

                  (c) All stock options and stock-based rights held by the Participant on the Date of Termination shall be administered in accordance with the terms of the applicable plans and agreements and shall be unaffected by this Plan.

         4.3 Other Benefits Payable. With the exception of severance benefits pursuant to employment or similar agreements described in Section 2.12 above, the Separation Benefits described in Section 4.2 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant following termination, including but not limited to accrued vacation or sick pay amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

         4.4 Limitation on Payments By the Company.

                  (a) Anything in this Plan to the contrary notwithstanding, the aggregate total amount of all payments, awards, benefits or distributions (and any acceleration of any payments, awards, benefits or distributions) by the Company (or any of its Subsidiaries) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of any Participant (whether pursuant to the terms of this Plan or otherwise) (the "Payments") shall not exceed an amount equal to $1.00 less than the amount which would trigger application of the excise tax imposed by Section 4999 of the Code The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 4.2(a), unless an alternative method of reduction is elected by such Participant. For purposes of reducing the Payments hereunder, only amounts payable under this Plan (and no other Payments) shall be reduced.

                  (b) Subject to the provisions of Section 4.4(a), all determinations required to be made under this Section 4.4, including whether Payments would otherwise exceed the limitation set forth in Section 4.4(a), the amount or value of such Payments and the assumptions


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to be utilized in arriving at such determinations, shall be made by Company which shall provide detailed supporting calculations both to the Company and to any Participant determined to be subject to the limitation set forth in Section 4.4(a). A Participant shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the excise tax imposed by Section 4999 of the Code.

                  (c) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Participants by the Company, which are in excess of the limitation provided in Section 4.4(a) (hereinafter referred to as an "Excess Payment"), such Excess Payment shall be deemed for all purposes to be a loan to the Participant made on the date such Participant received the Excess Payment and the Participant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate from the date of the Participant's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (a "Safe Harbor Underpayment"), consistent with the calculations required to be made under this Section 4.4. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that a Safe Harbor Underpayment has occurred, the Company shall pay an amount equal to such Safe Harbor Underpayment to the Participant within fifteen (15) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Participant until the date of payment.

         4.5 Payment Obligations Absolute. Upon a Change in Control, the Company's obligations to pay the Separation Benefits described in Section 4.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan and, except as otherwise provided in Section 4.2(b)(i), in no event shall the amount of any compensation payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

                                   ARTICLE V
                      CONTRACT RIGHT; SUCCESSOR TO COMPANY

         The rights of Participants expressly set forth in the Plan shall be enforceable as contract rights, subject to the terms and conditions of this Plan, including but not limited to the authority of the Board to amend or terminate the Plan prior to the occurrence of a Change in Control. The Plan shall bind any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a


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Successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such Successor expressly and unconditionally to assume and agree to perform the Company's obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

                                   ARTICLE VI
                       DURATION, AMENDMENT AND TERMINATION

         6.1 Duration. If a Change in Control has not occurred, the Plan shall expire five (5) years from the Effective Date, unless sooner terminated as provided in Section 6.2, or unless extended as described below. Following the end of the five (5) year term, on each anniversary of the Effective Date before a Change in Control, the term of the Plan shall be automatically extended to continue for an additional one (1) year period, unless the Board determines before the anniversary date that the term will not be extended. If a Change in Control occurs during the term of this Plan, the Plan shall continue in full force and effect and shall not terminate or expire until all Participants who become entitled to Separation Benefits hereunder shall have received such payments in full.

         6.2 Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever, without the written consent of the Participant(s) affected thereby.

         6.3 Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Plan shall automatically effect a corresponding amendment to all Participants' rights hereunder. A termination of the Plan shall automatically effect a termination of all Participants' rights and benefits hereunder.

                                  ARTICLE VII
                                  MISCELLANEOUS

         7.1 Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Plan all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         7.2 Indemnification. If a Participant or Company institutes any legal action in seeking to obtain or enforce, or is required to defend any legal action the validity or enforceability of, any right or benefit provided by the Plan, the party which substantially prevails in such action will be entitled to recover all reasonable legal fees and expenses incurred from the non-prevailing party.

         7.3 Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Company or any of its Subsidiaries or Successors any obligation to retain the Participant as an employee, to change the status of the Participant's employment, or


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
to change the Company's policies or those of its Subsidiaries or Successors regarding termination of employment. Participant is an employee at will and Participant's employment may be terminated with or without cause.

         7.4 No Attachment. Except as required by law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         7.5 Source of Payment. All payments provided for under this Plan shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Participants shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured general creditor of the Company.

         7.6 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition on enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.7 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Delaware, other than the conflict of law provisions of such laws.

         7.8 Named Fiduciary and Administrator. For the purposes of the Employee Retirement Income Security Act of 1974, the Company shall be the "named fiduciary" and the "administrator" of the Plan. The Board or the Committee, as Plan Administrator, shall operate, interpret and implement the Plan. The Plan Administrator shall have all such powers as are necessary to discharge its duties, including, but not limited to, the interpretation and construction of all provisions of the Plan, the determination of all questions of eligibility, participation, benefits and all other related or incidental matters, and such duties and powers of Plan administration which are not assumed from time to time by any other appropriate entity, individual, or institution. The Plan Administrator shall decide all such questions and his decisions and determinations that are not arbitrary and capricious shall be binding and conclusive on the Company, the Participant, the Participant's designee, the Participant's spouse or other dependent or beneficiary, employees, and all other interested parties.


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
         The Plan Administrator may require each Participant to submit, in such form as he shall deem reasonable and acceptable, proof of any information which the Plan Administrator finds necessary or desirable for the proper administration of the Plan.


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                                  VIASOFT, INC.

                        CHANGE IN CONTROL SEPARATION PLAN

                                   SCHEDULE A

----------------------------------------------------------------------------------------------------------------------
      PAYMENT PERIOD                 NAME                                     TITLE
----------------------------------------------------------------------------------------------------------------------
        18 Months           Steven D. Whiteman                    Chairman, President & CEO
                            ------------------------------------------------------------------------------------------
                            Mark R. Schonau                       Sr VP F&A & CFO
                            ------------------------------------------------------------------------------------------
                            Catherine R. Hardwick                 VP & General Counsel
                            ------------------------------------------------------------------------------------------
                            Colin Reardon                         Sr VP Int'l Operations
----------------------------------------------------------------------------------------------------------------------
        12 Months           David Lee                             VP Strategic Marking & Dev
                            ------------------------------------------------------------------------------------------
                            Kevin Donoghue                        VP Sales Americas' Operations
                            ------------------------------------------------------------------------------------------
                            Tim Brewer                            VP Services Division
----------------------------------------------------------------------------------------------------------------------
         9 Months           Colleen Shannon                       Dir Finance - Controller
----------------------------------------------------------------------------------------------------------------------
         6 Months           Maurice Heiblum                       VP Product & Solutions Mktg
                            ------------------------------------------------------------------------------------------
                            Tom Beale                             VP Customer Support
                            ------------------------------------------------------------------------------------------
                            Bill Scully                           Exec Dir Dev
                            ------------------------------------------------------------------------------------------
                            Nancy Mattson                         Dir Human Resources
                            ------------------------------------------------------------------------------------------
                            Mario Diaz                            Exec Dir Marketing
                            ------------------------------------------------------------------------------------------
                            Mark Geninatti                        Dir MIS
                            ------------------------------------------------------------------------------------------
                            Peter Thiermann                       General Mgr Munich
                            ------------------------------------------------------------------------------------------
                            Martyn Bartlett                       General Mgr Sydney
                            ------------------------------------------------------------------------------------------
                            David Blume                           General Mgr Stevenage
                            ------------------------------------------------------------------------------------------
                            Ludovic Clement                       General Mgr - France
                            ------------------------------------------------------------------------------------------
                            Bennie Peleman                        General Mgr Belgium
                            ------------------------------------------------------------------------------------------
                            Dave Alberty                          International Controller
                            ------------------------------------------------------------------------------------------
                            Jay Mayne                             Business Unit Controller
----------------------------------------------------------------------------------------------------------------------